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PROSPECTUS SUPPLEMENT
(To Prospectus dated October 15, 1998)

                      PATRIOT AMERICAN HOSPITALITY, INC.
                         WYNDHAM INTERNATIONAL, INC.

                              241,225 Shares
                          of Paired Common Stock

    This prospectus supplement and the accompanying prospectus relate to the offer and sale of shares of common stock of Patriot American Hospitality, Inc. and Wyndham International, Inc., which are paired and traded as units (the "Paired Common Stock") on the New York Stock Exchange at prices ranging from $7.00 to $7.3125 per share. We are selling such shares in connection with the settlement of our forward equity transaction with UBS AG, London Branch ("UBS"), which is described in the accompanying prospectus and the filings referred to below.

    We are offering and selling the above shares to the public through broker-dealer affiliates of UBS, who will sell the shares on the New York Stock Exchange. No discounts or commissions are being paid in connection with such sales.

    We will use the proceeds from such sales to settle part of our forward equity transaction with UBS. See "Use of Proceeds" in the accompanying prospectus.

    UBS and the broker-dealers selling shares under this prospectus supplement are "underwriters" within the meaning of the Securities Act of 1933, as amended.

    The New York Stock Exchange lists our Paired Common Stock under the symbol "PAH." On December 16, 1998, the reported closing sale price of our Paired Common Stock was $7.9375 per share.

    Investing in the Paired Common Stock involves certain risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus. In addition, we have filed reports with the Securities and Exchange Commission since the date of the accompanying prospectus, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and our Current Reports on Form 8-K filed on November 9, 1998 (as amended), November 30, 1998, December 16, 1998 and December 18, 1998. You should review them carefully before investing in Paired Common Stock.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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         The date of this prospectus supplement is December 21, 1998.